UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2017 (June 30, 2017)

Aircastle Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC, 300 First Stamford Place, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 504-1020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 30, 2017, Aircastle Limited (the “Company”) and Aircastle Advisor LLC entered into a separation agreement (the “Separation Agreement”) with Ron Wainshal, the Company’s former Chief Executive Officer. The following description of the terms and conditions of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

Pursuant to the Separation Agreement, as of July 1, 2017, Mr. Wainshal will be on indefinite medical leave, during which time he will receive a reduced base salary of $10,000 per month. Mr. Wainshal’s employment will terminate on December 31, 2017. In connection with his termination of employment, and subject to his execution of a general release of claims and his continued material compliance with all applicable restrictive covenants, Mr. Wainshal will receive the severance payments and benefits provided for in his employment agreement and equity award agreements upon a termination of his employment by the Company without cause, provided that in recognition of his past service to the Company, Mr. Wainshal will receive reimbursement of his COBRA premiums for up to 36 months and the immediate lapse of the restrictions on his outstanding time-based restricted shares. The post-employment non-compete set forth in Mr. Wainshal’s employment agreement will begin to apply from and after July 1, 2017 until December 31, 2017 although Mr. Wainshal may serve as a consultant to certain commercial jet aircraft leasing businesses not involving any actual or prospective business with the Company as part of such engagement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED (Registrant)

/s/ Christopher Beers
Christopher Beers
General Counsel

Date: July 6, 2017